EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

 We hereby consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-64937), (No. 333-42415), (No. 333-55482), and (No. 2-98221) of the Waters Instruments, Inc. 1995 Stock Option Plan, 1997 Associates Stock Purchase Plan, and the 1985 Incentive Stock Option Plan, respectively, of our report dated December 9, 2004, appearing in Form 8-K/A of Waters Instruments, Inc. filed on December 13, 2004, of the audited financial statements of Rutland Electric Fencing Co. Limited for the years ended December 31, 2003 and December 31, 2002.

/S/ PricewaterhouseCoopers LLP

Birmingham, England
December 9, 2004